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                                                                    EXHIBIT 12.1

                    CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000S)


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
                                                                                   FOR THE SIX
                                                 FOR THE YEAR ENDED DECEMBER       MONTHS ENDED
                                                             31,                     JUNE 30,
                                                -----------------------------   ------------------
                                                  1994      1995       1996      1996       1997
                                                --------   -------   --------   -------   --------
ACTUAL
Net income (loss) before provision for income
  taxes*......................................  $(14,778)  $ 4,095   $(12,526)  $(2,923)  $(35,643)
Add: Fixed charges (interest expense).........     1,992     4,959      4,670     1,532      3,287
Add: Equity in loss of unconsolidated
  affiliates..................................    13,677    14,816     17,867     5,936     30,810
                                                --------   -------   --------   -------   --------
Earnings (deficiency) available for fixed
  charges.....................................       891    23,870     10,011     4,545     (1,546)
Fixed charges.................................     1,992     4,959      4,670     1,532      3,287
                                                --------   -------   --------   -------   --------
Ratio of earnings to fixed charges............       N/A     4.8:1      2.1:1     3.0:1        N/A
                                                ========   =======   ========   =======   ========
Deficiency of earnings available to cover
  fixed charges...............................  $ (1,101)      N/A        N/A   $   N/A   $ (4,833)
                                                ========   =======   ========   =======   ========
PRO FORMA
Earnings (deficiency) available for fixed
  charges -- actual...........................  $    891   $23,870   $ 10,011   $ 4,545   $ (1,546)
Pro forma fixed charges(A)....................    15,942    18,909     18,620     8,507     10,262
                                                --------   -------   --------   -------   --------
Pro forma ratio of earnings to fixed
  charges.....................................       N/A     1.3:1        N/A     1.0:1        N/A
                                                ========   =======   ========   =======   ========
Pro forma deficiency of earnings available to
  cover fixed charges.........................  $(15,051)      N/A   $ (8,609)  $(3,962)  $(11,808)
                                                ========   =======   ========   =======   ========
(A) Calculation of Pro Forma Fixed Charges
Fixed charges -- actual.......................  $  1,992   $ 4,959   $  4,670   $ 1,532   $  3,287
Pro forma interest expense ($155,000 at
  9.0%).......................................    13,950    13,950     13,950     6,975      6,975
                                                --------   -------   --------   -------   --------
Pro forma fixed charges.......................  $ 15,942   $18,909   $ 18,620   $ 8,507   $ 10,262
                                                ========   =======   ========   =======   ========
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* Excludes minority interest in income (loss) of subsidiaries.